Exhibit 10.10

SEPARATION AND CONSULTING AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between XOMA Royalty Corporation, a Nevada corporation (the “Company”), and Thomas Burns (“Executive”). Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Executive’s employment with the Company will terminate effective as of January 15, 2026 (the “Separation Date”);

WHEREAS, Executive and the Company are parties to that certain Officer Employment Agreement dated August 7, 2017 by and between the Company and Executive, as amended on April 1, 2022 and on November 1, 2022 (the “Employment Agreement”) and capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement;

WHEREAS, as of immediately prior to the Separation Date, Executive held 271,333 fully vested stock options to purchase shares of common stock of the Company (the “Options”) and 44,208 outstanding performance stock units, of which 23,698 remained subject to continued services and 20,510 remained subject to achievement of applicable stock price targets and continued services (the “PSUs”), in each case granted under the XOMA Royalty Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “A&R 2010 Plan”);

WHEREAS, the Company wishes to provide Executive with certain separation benefits, which are conditioned upon Executive’s execution, delivery and non-revocation of this Agreement; and

WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company and the Released Parties (as defined below), including any claims that Executive has or may have arising from or relating to Executive’s employment, or the end of Executive’s employment, with any Released Party.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, the Parties, intending to be legally bound, hereby agree as follows:

1.Separation from Employment.

(a)The Company and Executive acknowledge and agree that Executive’s employment with the Company ended as of the Separation Date. As of the Separation Date, Executive is no longer be employed by the Company or any other Released Party.

(b)Executive hereby resigns (A) as an officer of the Company and its affiliates (as applicable) and (B) from the board of managers, board of directors or similar governing body of each of the Company and its affiliates (as applicable) and any other corporation, limited liability company, trade organization, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates. For the avoidance of doubt, as of the Separation Date, Executive shall no longer represent the Company in any manner and shall not hold himself out as a representative of the Company.

(c)The Company and Executive acknowledge and agree that the letter regarding cash-out of vested and outstanding stock options between the Company and Executive dated October 22, 2025 shall be terminated as of the Separation Date and no Payments (as defined therein) shall occur thereunder.

2.Separation Payments and Benefits.  Provided that Executive: (x) executes this Agreement and returns a copy of this Agreement that has been executed by Executive to the Company so that it is received by Maricel Montano, Chief Legal Officer, 2200 Powell Street, Suite 310, Emeryville, California 94608 (email: maricel.montano@xoma.com) by no later than 5:00 pm PT on February 1, 2026; (y) does not revoke this Agreement under Section 9; and (z) remains in compliance with the other terms and conditions set forth in this Agreement (including Sections 6 and 7), Executive shall be provided with the following separation payments and benefits:

(a)The Company shall pay to Executive aggregate severance payments equal to $381,138.75, which shall be payable in monthly installments over 12 months, with the first two monthly installments paid in a lump sum 60 days after the Separation Date and the remaining installments paid monthly thereafter;

(b)The Company shall pay to Executive $16,939.50 as a prorated target annual bonus for 2026, payable in a lump sum 60 days after the Separation Date.

(c)The Company shall pay to Executive the bonus, if any, earned under the Company 2025 cash bonus plan determined based on the Company’s actual performance against the applicable corporate objectives, as determined by the Board or the Compensation Committee of the Board, payable at the time annual bonuses are paid to other Company executives;

(d)For the COBRA Premium Period, the Company shall pay the full cost of the COBRA Premiums of Executive and Executive’s Covered Persons, provided, however, that (A) each Covered Person constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (B) Executive elects continuation coverage within the prescribed time period under COBRA; provided, however, that the payment of the COBRA Premiums shall cease prior to the expiration of the COBRA Premium Period upon commencement of substantially similar coverage for all Covered Persons as a result of the employment of Executive by another employer, or when Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination;

(e)Executive will be entitled to participate in a nine-month executive outplacement program provided by an executive outplacement service selected by the Company, at the Company’s expense not to exceed $15,000 and paid directly to the outplacement service, which shall commence as of the Separation Date; and

(f)Executive’s outstanding PSUs that are scheduled to vest on May 18, 2026 shall become fully vested as of the Separation Date, and Executive’s outstanding PSUs that remain subject to achievement of applicable stock price hurdles shall remain outstanding and eligible to vest upon achievement of such hurdles without regard to Executive’s Termination of Service (as defined in the A&R 2010 Plan).

Executive acknowledges and agrees that the consideration referenced in this Section 2 represents the entirety of the amounts Executive is eligible to receive as severance pay and benefits from the Company or any other Released Party.

3.Release of Liability for Claims.

(a)In exchange for good and valuable consideration, including the consideration set forth in Section 2 (and any portion thereof), Executive hereby generally and completely releases the Company and XOMA (US) LLC, and their past and present officers, agents, directors, employees, investors, shareholders, administrators, partners, attorneys, agents, insurers, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (collectively, the “Released Parties”), from, and agrees not to sue or otherwise institute any legal or administrative proceedings concerning, any and all claims, duties, liabilities, obligations and causes of action, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to or on the date Executive signs this Release Agreement (collectively, the “Released Claims”). The Released Claims include but are not limited to:

(i)all claims arising out of or in any way related to Executive’s employment with a Released Party or the termination of that employment;

(ii)all claims related to compensation or benefits from a Released Party, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity or profits interests in a Released Party (including any right to purchase, or actual purchase, of shares of stock of a Released Party);

(iii)all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing;

(iv)all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy;

(v)all federal, state and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the Federal Civil Rights Act of 1964, the federal Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal the Employee Retirement Income Security Act of 1974 (“ERISA”), the federal Worker Adjustment and Retraining Notification Act, the federal Immigration Reform Control Act, the federal Occupational Safety and Health Act; (F) the federal Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Pregnancy Disability Leave law, the California Labor Code, the California Family Rights Act, any Wage Orders issued by the California Industrial Welfare Commission, the California Business and Professionals Code, and all amendments to and regulations issued under each such statute;

(vi)all claims for violation of the federal or any state constitution;

(vii)all claims arising out of any other laws and regulations relating to employment, anti-discrimination, anti-retaliation, or anti-harassment;

(viii)all claims for attorneys’ fees and costs;

(ix)any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based plan with any Released Party or to any ownership interest in any Released Party (including the Employment Agreement); and

(x) any claim for compensation or benefits of any kind not expressly set forth in this Agreement.

This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 2, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)In giving the releases set forth in this Agreement, which include claims which may be unknown to Executive at present, Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to Executives release of claims herein, including the release of unknown and unsuspected claims.

(c)Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given for the waiver and release in this Section 3 is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised, as required by the ADEA, that: (a) Executive’s waiver and release do not apply to any rights or claims that may arise after the date Executive signs this Agreement; (b) Executive should consult with an attorney prior to signing this Agreement (although Executive may choose voluntarily not to do so); (c) Executive has 21 days to consider this Agreement (although Executive may choose voluntarily to sign it earlier); (d) Executive has seven days following the date Executive signs this Agreement to revoke the Agreement under Section 9; and (e) this Agreement will not be effective until the date upon which the Release Revocation Period (as defined below) has expired.

(d)Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party or under applicable law; (b) any rights which cannot be waived as a matter of law; (c) any rights Executive has to file or pursue a claim for workers’ compensation, unemployment insurance, or vested benefits under an employee benefit plan that is subject to ERISA; and (d) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents Executive from (a) discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful filing, or (b) cooperating with or participating in any proceedings before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Labor, the California Department of Fair Employment and Housing or any analogous federal or state government agency, except that Executive acknowledges and agrees that Executive hereby waives Executive’s right to any monetary benefits in connection with any such claim, charge or proceeding. Executive represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims Executive has or might have against any of the Released Parties that are not included in the Released Claims.

4.Representations and Warranties Regarding Claims.  Executive represents that Executive has been paid all compensation owed and for all time worked; Executive has received all the leave and leave benefits and protections for which Executive is eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any applicable law or Company policy; and Executive has not suffered any on the job injury for which Executive has not already filed a workers’ compensation claim. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim.

5.Consulting Services.

(a)Beginning on the Separation Date and continuing for a period of three months thereafter (such period, as may be earlier terminated as provided in Section 5(d), the “Initial Consulting Period”), the Company and Executive agree that Executive shall serve as a consultant to the Company providing transition and advisory services, as may be requested from time to time by the Board (the “Services”). The Initial Consulting Period may be extended in one-month increments upon the mutual written consent of the Parties prior to the expiration of the Consulting Period (each, an “Extended Consulting Period” and, together with the Initial Consulting Period, the “Consulting Period”). During the Consulting Period, it is expected that the Services will be no more than 20% of the average level of services provided by Executive during the immediately preceding 36-month period, such that Executive incurs a “separation from service” for purposes of Section 409A of the Code on the Separation Date. However, the termination of the Consulting Period (rather than the Separation Date) shall constitute a Termination of Service for purposes of the Options.

(b)During the Consulting Period, Executive shall receive a monthly consulting fee of $16,000, payable in cash following the end of the applicable calendar month and pro-rated for any partial calendar months. Each such payment shall be paid by ACH or wire transfer to the bank account designated by Executive in accordance with the Company’s next schedule check run, which customarily occurs on or around the 10th or 25th of each calendar month. As an independent contractor, no income or other taxes shall be withheld from the amounts paid to Executive pursuant to this Section 5(b).

(c)During the Consulting Period, Executive’s relationship with the Company shall be that of an independent contractor. Executive shall control and determine how the Services are to be accomplished; provided, however, that in all events Executive shall perform the Services in a quality, workmanlike manner and within reasonable deadlines established by the Company and consistent with the professional talent of Executive that Executive applied during Executive’s prior service with the Company. As an independent contractor, Executive shall not participate as an active employee in any employee benefit plan of the Company or an affiliate.

(d)Notwithstanding any other provision of this Section 5 to the contrary, the Consulting Period may be terminated (i) by Executive for any reason, (ii) by the Company for Cause or (iii) as a result of Executive’s death or Permanent Disability.

6.Covenants.

(a)Executive represents that Executive has complied fully with Section 7(g) of the Employment Agreement and the provisions of Executive’s Employee Confidential Information and Invention Assignment Agreement with the Company (the “Confidentiality Agreement”) and further agrees to continue to abide by Executive’s continuing obligations under the Confidentiality Agreement.

(b)Executive agrees not to disparage the Company, and the Company’s officers, directors, Executives, shareholder, members and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Similarly, Executive understands that the Company agrees to direct its directors and officers not to disparage Executive in any manner likely to be harmful to Executive’s business reputation or personal reputation. Nothing in this provision, however, shall prevent either Executive or the Company from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain Executive in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

(c)Executive agrees that Executive will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall Executive induce or encourage any person or entity to bring any such claims; provided, however, that Executive must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

7.Covenant to Cooperate in Legal Proceedings.  Executive agrees to fully cooperate with the Company and provide truthful information in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. Executive understands and agrees that Executive’s cooperation may include making Executive available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information received by Executive in Executive’s capacity as an employee; and turning over to the Company all relevant documents which are or may come into Executive’s possession in Executive’s capacity an employee or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments.

8.Executive’s Acknowledgements.  By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Agreement prior to the expiration of such 21-day period. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period.

(b)Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;

(c)Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;

(d)Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will with the full intent of releasing the

Released Parties of all Released Claims; Executive acknowledges and agrees that Executive has carefully read this Agreement; and that Executive understands and agrees to each of the terms of this Agreement;

(e)The only matters relied upon by Executive in causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(f)No Released Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

9.Revocation Right.  Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by Maricel Montano, Chief Legal Officer, 2200 Powell Street, Suite 310, Emeryville, California 94608 (email: maricel.montano@xoma.com) no later than 11:59 pm PT on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, Executive will not receive the payments or benefits set forth in Section 2 of the Agreement, the Services shall terminate immediately upon such revocation, and the remainder of this Agreement will remain in full force and effect.

10.Fees and Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

11.Severability.  In the event any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any remaining part of such provision or any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.

12.Entire Agreement.  This Agreement, together with the Employment Agreement, the Confidentiality Agreement and any agreement or plan governing the Awards, forms the complete and exclusive embodiment of the entire agreement between the parties with regard to this subject matter. This Agreement may only be modified or amended in a writing signed by Executive and a duly authorized officer of the Company other than Executive.

13.Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Executive expressly consents to personal jurisdiction and venue in the state and federal courts for Alameda County, California for any lawsuit filed there against Executive by the Company arising from or related to this Agreement.

14.Counterparts.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

15.Further Assurances.  Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

16.Interpretation.  The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

17.No Assignment.  No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

18.Withholdings; Deductions.  The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

19.Section 409A.  This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

EXECUTIVE

Thomas Burns

Date:

XOMA ROYALTY CORPORATION

By:

Name:	Owen Hughes

Title:	Chief Executive Officer

Date:

[Signature Page to Separation and Consulting Agreement and General Release of Claims]